AMENDMENT OF DISTRIBUTION AGREEMENT AND ASSUMPTION OF DUTIES
                AND RESPONSIBILITIES BY PFSI


                              December 1, 2005

PFS Distributors, Inc.
PFS Investments Inc.
3100 Breckenridge Blvd., Bldg. 200
Duluth, GA 30199-0062

Dear Sirs:

     Reference is made to that certain distribution agreement (the Agreement), dated as of June 5, 2000, between Smith Barney California Municipals Fund Inc. (the Investment Company),with respect to one or more separate series listed on Exhibit A (each a Fund) and PFS Distributors, Inc.
(PFSD). This letter agreement (the Amendment) incorporates all of the conditions, responsibilities, representations and other terms of the Agreement, except as amended or modified in this Amendment.

     WHEREAS, PFS Investments Inc. (PFSI) and PFSD intend to effect a transaction pursuant to which PFSD will merge with and into PFSI (the Merger);

     WHEREAS, effective as of the Merger, PFSI, as the successor of the Merger, is expected to perform all of the responsibilities, obligations, duties and liabilities of PFSD under that Agreement, as amended or supplemented by this Amendment, effective December 1, 2005, and

     WHEREAS, PFSD, or its successor, PFSI, wishes to serve as principal underwriter and distributor for each Fund under the terms of the Agreement, as modified and amended by this Amendment;

     THEREFORE, the Investment Company, on behalf of each Fund, PFSD and PFSI agree that (i) as of the date hereof, PFSD shall discharge, perform and be liable for such obligations and responsibilities of PFSD under the Agreement, as amended by this Amendment and (ii) in the event that the Merger is consummated, from and after the effective time of the Merger, PFSI shall discharge, perform and be liable for such obligations and responsibilities of PFSD under the Agreement, as amended by this Amendment.

     Except as expressly amended hereby, the provisions of the Agreement (after giving effect to the foregoing substitution of parties) will remain in full force and effect between PFSI and the Investment Company. Capitalized terms not defined in this Amendment shall have the meanings given to them in the Agreement.

     We acknowledge that Legg Mason Inc. (Legg Mason) and Citigroup Inc. (Citigroup) have entered into that certain Global Distribution Agreement (the Global Distribution Agreement), dated as of June 23, 2005, which provides, for a period of three years from December 1, 2005, for the distribution by Citigroup distributors of Citigroup investment products and Legg Mason investment products within the United States and internationally and for Citigroup's access to certain Legg Mason investment products pursuant to the terms of the Global Distribution Agreement.

     1.   Services as a Non-Exclusive Principal Underwriter and
Distributor

          Notwithstanding anything to the contrary contained in the Agreement:

          1.1 You shall be, for the period of the Agreement as amended by this Amendment, a non-exclusive principal underwriter and distributor of each Fund.

1.2 You may perform any services for any entity, including investment companies that are not advised or administered by Citigroup or its subsidiaries.
1.3 You shall retain all rights to the information of your customers, including, but not limited to, the names, addresses, telephone numbers and social security numbers of applicants for, purchasers of, and other customers of each Fund as well as other identity and private information in respect of your customers, employees, registered representatives and agents (Confidential Information); provided, however, that Confidential Information shall not include any customer information that: (x) was previously known by us from a source other than you without obligations of confidence; (y) was or is rightfully received by us from a third party without obligations of confidence to you or from publicly available sources without obligations of confidence to you; or (z) was or is developed by means independent of information obtained from you.
     2.   Termination

     In addition to the termination rights already contained in the Agreement, (i) at any time prior to the second anniversary hereof, at your option you may terminate the Agreement at any time in order for you to enter into a mutually satisfactory mutual fund dealer agreement with the principal underwriter that is an affiliate of Legg Mason for the Investment Company (a Dealer Agreement) and (ii) at any time following the second anniversary of the date hereof, either party may at its option terminate the Agreement at any time in order for you to enter into a Dealer Agreement ; provided, that any such termination shall only be effective upon execution and delivery of a Dealer Agreement which shall be, unless the parties thereto otherwise agree, in substantially the form presented to the Board of the Investment Company and attached hereto as Exhibit B with such additional changes as may be appropriate to reflect changes in applicable laws, regulations or industry practice.

     3.   Dealer and Other Agreements

     You may not enter into dealer or similar agreements with unaffiliated brokers, dealers, banks or other similar firms or recordkeeping, shareholder servicing and sub-accounting services with unaffiliated intermediaries without the written consent of the Investment Company or its authorized designee. No such unaffiliated intermediary is authorized to act as agent for the Fund in connection with the offering or sale of Shares of the Fund to the public or otherwise, except for the limited purpose of determining the time as of which transactions in Shares are deemed to have been received.

     4.   Compliance Matters

          (a) You shall act as a distributor and principal underwriter of Shares in compliance in all material respects with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to (i) the 1940 Act, (ii) the Securities Exchange Act of 1934 (1934 Act), (iii) any securities association registered under the 1934 Act, including without limitation the NASD Conduct Rules or rules of any other applicable self-regulatory organization. You shall offer the Shares, and accept purchases, redemptions and exchanges for Shares, in compliance with the Fund's registration statement (including its prospectus and statement of additional information), as it may be amended or supplemented from time to time (Registration Statement).
You will comply with and abide by the terms of a Fund's Plan, as it may be amended from time to time.

          (b) You agree to submit sales literature and marketing materials (including memorandums, bulletins, and/or information or related materials) prepared by you intended for public distribution (PFSI Marketing Materials) to the co-principal underwriter of the Investment Company which is an affiliate of Legg Mason prior to distribution or publication for written approval. Such PFSI Marketing Materials shall be for review in accordance with procedures to be agreed upon by the parties. You shall be responsible for reviewing and making such filings with the NASD, as required, of PFSI Marketing Materials relating to each Fund.

          (c) You shall adopt and follow procedures for the confirmation of sales to investors and qualified securities dealers, banks and other intermediaries (collectively Intermediaries) timeliness of orders, the collection of amounts payable by investors and Intermediaries on such sales, the correction of errors related to distribution of Shares, the cancellation of unsettled transactions, and assisting with the solicitation of proxies, and any other matters governed by Rule 38a-1 under the 1940 Act (as may apply to a distributor or principal underwriter for a registered investment company), each as may be necessary to comply with the requirements of the NASD, any other self-regulatory organization, and the federal securities laws. You shall provide reports or other information to the Investment Company at the Investment Company's reasonable request, including, without limitation, reports related to the operation and implementation of the Investment Company's policies related to customer privacy, safeguarding of customer information, anti-money-laundering, sales and marketing practices, the operation of your code of ethics or other policies and procedures of the Investment Company.

          (d) You represent, warrant and agree that you have adopted and implemented: (i) an anti-money-laundering program in compliance with the USA Patriot Act of 2001, the regulations thereunder and NASD Conduct Rules, including, without limitation, customer identification program procedures, monitoring for suspicious activity, and (ii) procedures to comply with applicable law and regulation related to cash transaction reporting requirements, as well as monitoring and reporting under FinCEN, OFAC and other government watch lists.

          (e)  The Investment Company agrees that the
information exchanged under the Agreement and information about the respective customers and potential customers of each is confidential and as such shall not be disclosed by the Fund, sold or used by the Fund in any way except to carry out the terms of this Agreement. Notwithstanding the foregoing, such customer information may be disclosed by the Investment Company on a need to know basis as set forth in applicable privacy rules and regulations. The obligations regarding confidentiality hereunder shall not apply to any information which is (i) otherwise publicly available, (ii) already possessed by the entity to whom the information was disclosed prior to disclosure hereunder, (iii) independently developed by the entity, or (iv) disclosed pursuant to law, rule, regulation or court or administrative order. The Investment Company shall have the right to use any list of shareholders of the Fund or any other list of investors which it obtains in connection with its provision of services under this Agreement, provided that such use is consistent with applicable law and your privacy policies and those of the Fund, including the provision of information to the Fund's transfer agent or to agents used for the solicitation of proxies. You agree that you will comply with all of the foregoing obligations of this paragraph to the extent that information is treated as customer information of the Fund under applicable law or regulation,
including without limitation Regulation S-P.   Each party
further agrees to take commercially reasonable steps, in accordance with applicable law, to safeguard customer information. The provisions of this paragraph will survive termination of the Agreement.

           (f) From time to time, each Fund may implement policies, procedures or charges in an effort to avoid the potential adverse effects on the Fund of short-term trading by market timers. You agree to provide other assistance reasonably designed to achieve compliance with these policies. You will maintain and enforce policies with respect to frequent trading and share redemption as are reasonable and customary in the industry. To the extent that accounts are held in street name, you agree to cooperate with the Investment Company and the Investment Company's Chief Compliance Officer (including, to the extent practicable, providing account level sales and redemption information) to assist in compliance with the frequent trading and redemption fee provisions as set forth in the Fund's prospectus and other policies set forth in the Fund's Registration Statement.

          (g)  Purchases, exchanges and redemptions of
Shares through you will be at the public offering price of such Shares (the net asset value of the Shares, with appropriate adjustments for any applicable sales charge), as determined in accordance with the then effective Registration Statement used in connection with the offer and sale of the Shares. The public offering price will reflect scheduled variations in or the elimination of sales charges on sales of Shares either generally to the public or in connection with special purchase plans, as described in the Registration Statement. You agree to apply any scheduled variation in or waivers of sales charges uniformly to all customers meeting the qualifications therefor as specified in the Registration Statement. With respect to Funds sold with an initial sales charge, your customers will be entitled to reduced sales charges on purchases made under any letter of intent or right of accumulation as described in the Registration Statement. In such case, the concession from the public offering price retained by you will be based upon such reduced sales charge. When placing wire trades, your agree to advise the Funds of any letter of intent executed by its customer or any available right of accumulation. The minimum initial purchase and the minimum subsequent purchase of any Shares shall be as set forth in the applicable Registration Statement. All orders are subject to acceptance or rejection by the applicable Fund in its sole discretion for any reason.

          (h) The handling and settlement of purchase, exchange and redemption orders will be subject to the provisions of the Registration Statement and such further procedures as the Investment Company and you may determine to be appropriate from time-to-time, consistent with this Amendment. Citigroup Global Markets' internal systems are suitably designed to handle such orders. Each Fund shall notify you of the states or jurisdictions in which its Shares are currently available for sale to the public. The
Investment Company shall have no obligation to register or make available Fund shares in any state or jurisdiction.
You will be responsible for the accuracy, timeliness and completeness of purchase, redemption or exchange orders accepted by you.

          (i) PFSI may print current Fund prospectuses and statements of additional information for PFSI's use, which may not vary in any material respect from the relevant Fund's then-current prospectus and statement of additional information. PFSI's printing will comply in all material respects with all applicable legal and regulatory standards. The Board of the Investment Company may terminate these printing services at any time upon written notice to PFSI.

          (j) The Investment Company acknowledges that the co-principal underwriter which is affiliated with Legg Mason shall be responsible for reviewing the Registration Statement of each Fund, as applicable, for the accuracy and completeness of all disclosure concerning the distribution of Shares and that you shall not have such responsibility, except, in each case, to the extent the disclosure information is provided by you or pertains to information concerning your operations. Notwithstanding the foregoing, nothing in this paragraph shall alter your responsibilities for complying with the terms of the Registration Statement in your offering of Shares.

     5. Records. Upon the Investment Company's reasonable request, you will provide access to or make copies of any such records the Investment Company does not possess in order to: (a) comply with a request from a government body or self-regulatory organization; (b) verify compliance by the other party of the terms of this Agreement; or (c) make required regulatory reports.

     6.   Section 9 of the 1940 Act.   You agree to promptly
notify the Investment Company should you cease to be such a member of the NASD through expulsion or otherwise or if its membership is suspended or should you be subject to any limitations on your conduct under Section 9 of the 1940 Act.

     7.   Indemnification

     You agree to indemnify, defend and hold the Investment Company, its several officers and Board members, and any person who controls the Investment Company within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Investment Company, its officers or Board members, or any such controlling person may incur, under the 1933 Act or under common law or otherwise, on account of (i) any act of yours or any of your employees constituting willful misfeasance, bad faith, or gross negligence in the performance of your duties, (ii) by reason of your reckless disregard of your obligations and duties under the Agreement or this Amendment; or (iii) any act of yours or any of your employees constituting negligence with respect to any services performed related to printing prospectuses or statements of additional information for a Fund, as described in Paragraph 4(i) of this Amendment. The foregoing indemnification provisions supplement the indemnification provisions of the Agreement. The indemnifications provisions of this Amendment and the Agreement shall survive the termination of the Agreement and/or this Amendment.









     [REST OF PAGE INTENTIONALLY LEFT BLANK]

     If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Amendment by signing and returning to us the enclosed copy, whereupon this Amendment will become binding on you.



                                   Very truly yours,
                                   Smith Barney California
                                   Municipals Fund Inc.


                                   By:
                                   _________________________
                                   Name: R. Jay Gerken
                                   Title: Chief Executive
                                   Officer



Agreed to as of the date first above written:

PFS Distributors, Inc.

By: _____________________________
     Name:
     Title:


PFS Investments Inc.

By: _____________________________
     Name:
     Title:



                          EXHIBIT A



             Fund                        Date Added:
    Smith Barney California           December 1, 2005
     Municipals Fund Inc.


                          EXHIBIT B

                  SELECTED DEALER CONTRACT


              Legg Mason Investor Services LLC


[Name & address of dealer]



Ladies and Gentlemen:

We, Legg Mason Investors Services, LLC (LMIS), have agreements with certain investment companies (each a Distribution Agreement) for which [name of asset management entity] or an affiliate serves as investment adviser (each a
Fund) or series thereof (each a Series) provided on Schedule A, as it may be amended from time to time pursuant to which we act as the principal underwriter and distributor for the sale of common shares of the Funds or Series (Shares), and as such have the right to distribute Shares for resale. Each Fund is an open-end investment company registered under the Investment Company Act of 1940, as amended (the 1940
Act) and the Shares being offered to the public are registered under the Securities Act of 1933, as amended (the 1933 Act). The term Prospectus, as used herein, refers to the prospectus and related statement of additional information (the Statement of Additional Information) incorporated therein by reference (each as amended or supplemented) on file with the Securities and Exchange Commission at the time in question. We understand that you wish to act as a dealer with respect to the Shares. You have represented that you are either a broker-dealer registered with the Securities and Exchange Commission (SEC) under the Securities Exchange Act of 1934, as amended, (1934
Act) and a member in good standing of the National Association of Securities Dealers, Inc. (NASD), or a bank as defined in Section 3(a)(6) of the 1934 Act (Bank) and are not required to register as a broker-dealer under the 1934 Act, at the time of each transaction subject to this Agreement. As a broker in the capacity of principal underwriter and distributor for the Series, we authorize you, and you hereby agree, to sell or to arrange for the sale of Shares of each Fund or Series upon the following terms and conditions, and you agree to perform certain other services set forth in this Selected Dealer Contract (Contract):

     1. In all sales to the public you shall act as broker-dealer for your customers or as dealer for your own account, and in no transaction shall you have any authority to act as agent for the Funds or any Series, for us or for any other dealer except for the limited purpose of determining the time as of which transactions in Shares are deemed to have been received, in compliance with the provisions of this Selected Dealer Agreement.

     2. Orders received from you will be accepted through us only at the public offering price per share (i.e. the net asset value per share plus the applicable front-end sales charge, if any) applicable to each order, and all orders for redemption of any Shares shall be executed at the net asset value per share less any applicable deferred sales charge, if any, in each case as set forth in the applicable Prospectus. A Fund or Series may additionally impose redemption fees, as described in the applicable Prospectus. Any contingent deferred sales charge amounts received or retained by you shall be paid over by you directly to us or our designated delegate in partial consideration of our payment to you of any commission amounts provided by us at the time of sale. The procedure relating to the handling of orders shall be subject to provisions of this Agreement and instructions that we or the Fund shall forward from time to time to you. All orders are subject to acceptance or rejection by the applicable Fund or us in the sole discretion of either. The minimum initial purchase and the minimum subsequent purchase of any Shares shall be as set forth in the applicable Prospectus. You agree to comply with provisions of Rule 22c-2 under the 1940 Act as applicable to each Fund (including reporting procedures adopted to comply with the Rule).

     3. You shall not place orders for any Shares unless you have already received purchase orders for those Shares at the applicable public offering price and subject to the terms hereof. You agree that you will not offer or sell any Shares except under circumstances that will result in compliance with the applicable Federal and state securities or banking laws (including, without limitation, applicable provisions of the 1933 Act, 1934 Act, 1940 Act and the rules and regulations of the NASD), any applicable banking laws, the applicable rules and regulations thereunder and the rules and regulations of applicable regulatory agencies or authorities (collectively, Law and Regulation) and that in connection with sales and offers to sell Shares you will furnish to each person to whom any such sale or offer is made, a copy of the Prospectus as and when required under applicable laws, rules and regulations and, upon request, the Statement of Additional Information, and will not furnish to any person any information relating to Shares which is inconsistent in any respect with the information contained in the Prospectus or Statement of Additional Information (as then amended or supplemented). You shall not furnish or cause to be furnished to any person or display or publish any information or materials relating to the Shares (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar material), except such information and materials as may be furnished to you by, or on behalf of, us or the Funds, and such other information and materials as may be approved in writing by, or on behalf of, us or the Funds.

     4. If you are a broker dealer, you are hereby authorized (i) to place orders directly with the applicable Fund or Series for Shares subject to the applicable terms and conditions governing the placement of orders by us set forth in the Prospectus and (ii) to tender Shares directly to each Fund or Series or its agent for redemption subject to the applicable terms and conditions governing the redemption of Shares applicable to us set forth in the Prospectus.

     5. If you are a Bank, with respect to any and all transactions in Shares of the Funds or Series pursuant to this Agreement, it is understood and agreed in each case that unless otherwise agreed to by us in writing: (i) you shall be acting solely as agent for the account of your customer; (ii) each transaction shall be initiated solely upon the order of your customer; (iii) we shall execute transactions only upon receiving instructions from you acting as agent for your customer; (iv) as between you and your customer, your customer will have full beneficial ownership of all Shares; (v) each transaction shall be for the account of your customer and not for your account; (vi) we will serve as a clearing broker for you on a fully disclosed basis, and you shall serve as the introducing agent for your customers' accounts; and (vii) order will comply with the applicable terms and conditions governing the placement of orders as set forth in the Prospectus including frequent trading redemption fee provisions.

     6. You shall not withhold placing orders received from your customers so as to profit yourself as a result of such withholding, e.g., by a change in the net asset value from that used in determining the offering price to your customers.

     7. You shall provide ongoing shareholder liaison services to the shareholders of each Fund or Series, including responding to shareholder inquiries, providing shareholders with information on their investments, and any other services now or hereafter deemed to be appropriate subjects for the payment of service fees under NASD Conduct Rule 2830.

     8. Transactions in the Shares of a Fund or Series may be effected through the Fund/SERV service of the National Securities Clearing Corporation (the NSCC) and, if applicable, account records may be maintained through the networking service of the NSCC, provided that each party hereto will comply with all applicable rules of the NSCC and the schedules thereto. Furthermore, you hereby represent that all of your representations set forth in your agreement with respect to participating in the NSCC network or in any schedules thereto are accurate and true as of the date hereof and will remain accurate and true insofar as the transactions in the Shares of the Fund or Series are effected through the Fund/SERV service of the NSCC and, if applicable, the account records are maintained through the networking service of the NSCC. You will be solely responsible for the accuracy of each instruction through the Fund/SERV service, and the issuance of a Fund/SERV instruction will constitute your representation and warranty to us and a Fund's transfer agent that the instruction is accurate, complete, and issued as duly authorized by the client whose Shares are the subject of the instruction.

     9.  In  determining the amount of any sales  concession
payable to you hereunder, we reserve the right to exclude any sales which we reasonably determine are not made in accordance with the terms of the Prospectus and the provisions of this Agreement. Unless at the time of transmitting an order we advise you or the transfer agent to the contrary, the Shares ordered will be deemed to be the total holdings of the specified investor.

     10. (a) You agree that payment for orders from you for the purchase of Shares will be made in accordance with the terms of the Prospectus. On or before the business day following the settlement date of each purchase order for Shares, you shall transfer same day funds to an account designated by us with the transfer agent in an amount equal to the public offering price on the date of purchase of the Shares being purchased less your sales concession, if any, with respect to such purchase order determined in accordance with the Prospectus. If payment for any purchase order is not received in accordance with the terms of the Prospectus, we reserve the right, without notice, to cancel the sale and to hold you responsible for any loss sustained as a result thereof.

         (b) If any Shares sold under the terms of this Agreement are sold with a sales charge and are redeemed or are tendered for redemption within seven (7) business days after confirmation of your purchase order for such Shares, you shall forthwith refund to us the full sales concession received by you on the sale.

         (c) We will pay or cause to be paid to you any ongoing distribution fees and/or shareholder service fees with respect to Shares of the Series purchased through you and held by or for your customers at such rates and in such manner as may be described in the Prospectus.

        (d) Certificates evidencing Shares generally will not be available. Upon payment for Shares in accordance with paragraph 10(a) above, the transfer agent will issue and transmit to you or your customer a confirmation statement evidencing the purchase of such Shares. Any transaction in uncertificated Shares, including purchases, transfers, redemptions and repurchases, shall be effected and evidenced by book-entry on the records of the transfer agent.

        (e) We will not accept any conditional orders for Shares transmitted by you.

         (f) Each Fund's Board has adopted a Distribution Plan pursuant to Rule 12b-1 of the 1940 Act (the Plans) with respect to the Shares. Under the terms of the Plans, we may be entitled to compensation for distribution related services that it provides to the Investment Companies, and we are permitted to pay all or a portion of such compensation to entities that engage in or support the distribution of Shares. For the services to be provided under this Contract and for so long as this Contract remains in effect, we agree to pay you in accordance with Schedule B.

        (g) In the event we do not receive payment from a Fund or Series under the relevant Distribution Agreement or plan of distribution adopted pursuant to the applicable Plan or as otherwise provided in the Prospectus, or if such Distribution Agreement or Plan is cancelled, you agree to waive your right to receive compensation until such time, if ever, we receive payment.

     11. No person is authorized to make any representations concerning Shares except those contained in the current Prospectus and Statement of Additional Information and in printed information subsequently issued by us or the Funds as information supplemental to the Prospectus and the Statement of Additional Information. In purchasing or offering Shares pursuant to this Contract you shall rely solely on the representations contained in the Prospectus, the Statement of Additional Information and the supplemental information above mentioned.

     12. You agree to deliver to each purchaser making a purchase of Shares from or through you a copy of the Prospectus as required by applicable Law and Regulation and, upon request, the Statement of Additional Information. You may instruct the transfer agent to register Shares purchased in your name and account as nominee for your customers. You agree thereafter to deliver to any purchaser whose Shares you or your nominee are holding as record holder copies of the annual and interim reports and proxy solicitation materials and any other information and materials relating to the Funds or Series and prepared by or on behalf of us, the Funds or the investment adviser, custodian, transfer agent or dividend disbursing agent for distribution to beneficial holders of Shares. The Funds shall be responsible for the costs associated with forwarding such reports, materials and other information and shall reimburse you in full for such costs. You further agree to make reasonable efforts to endeavor to obtain proxies from such purchasers whose Shares you or your nominee are holding as record holder. You further agree to obtain from each customer to whom you sell Shares any taxpayer identification number certification required under Section 3406 of the Internal Revenue Code of 1986, as amended (the Code), and the regulations promulgated thereunder, and to provide us or our designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding in accordance with Section 3406 of the Code and the regulations thereunder. Additional copies of the Prospectus, Statement of Additional Information, annual or interim reports, proxy solicitation materials and any such other information and materials relating to the Funds will be supplied to you in reasonable quantities upon request.

     13. (a) In accordance with the terms of the Prospectus, a reduced sales charge or no sales charge (collectively, discounts) may be available to purchasers of Shares or certain classes of investors, depending on the amount of the investment or proposed investment. In each case where a discount is applicable, you agree to furnish to the transfer agent sufficient information to permit confirmation of qualification for a discount, and acceptance of the purchase order is subject to such confirmation. Discounts may be modified or terminated at any time in the sole discretion of each Fund.

         (b) You agree to advise us promptly as to the amount of any and all sales by you qualifying for a discount.

         (c) Exchanges (i.e., the investment of the proceeds from the liquidation of Shares of one Series in the Shares of another Series, each of which is managed by the same or an affiliated investment adviser) shall, where available, be made in accordance with the terms of each Prospectus.

         (d) You represent that you have, and will maintain during the term of this Contract, adequate written supervisory procedures and internal controls to ensure that your customers receive all available discounts, and you agree: (i) to inform your customers of applicable discount opportunities and to inquire about other qualifying holdings that might entitle customers to receive discounts; (ii) to advise us, contemporaneously with each purchase order you forward to us as agent for your customers, of the availability of any discounts; and (iii) that in the event that you fail to provide us with information concerning the availability of discounts as provided in (ii) above, you, and not us or the Funds, shall be responsible for reimbursing your customer any applicable discount amount.

      14.As a result of the necessity to compute the amount of any contingent deferred sales charge or redemption charge due with respect to the redemption of Shares, you may hold Shares of a Fund imposing such a charge in a street name account with our consent, and, in such event, you shall be responsible for computation, collection and payment to us of such charges, the application of any discounts, the application of Fund or Series' market-timing policies, all in accordance with the applicable Prospectus for the Fund or Series. Except as otherwise permitted by us, Shares owned by a shareholder must be in a separate identifiable account for such shareholder.

      15. (a) We and each Fund reserve the right in our discretion, without notice, to suspend sales or withdraw the offering of any Shares entirely. Each party hereto has the right to terminate this Contract without penalty upon notice to the other party; provided, however, that termination shall not affect any party's obligations hereunder with respect to any transactions or activities occurring prior to the effective time of termination. Upon termination of this Contract, ongoing trail commissions and/or shareholder servicing fees shall no longer accrue or be paid to you. We reserve the right to amend this Contract in any respect effective on notice to you and your placing of an order after the effective date of any such amendment shall constitute your acceptance thereof. Each notice of amendment required by this paragraph shall be given in writing and delivered personally or mailed by certified mail or overnight courier service or sent by facsimile to the address identified herein or such other address as you may by written notice provide.

           (b) Each party hereto agrees to provide prompt notice to the other party in the event of an assignment to this Contract.

     16. We shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the continuous offering of Shares. We shall be under no liability to you except for lack of good faith and for obligations expressly assumed by us herein. Nothing contained in this paragraph 16 is intended to operate as, and the provisions of this paragraph 16 shall not in any way whatsoever constitute a waiver by you of compliance with, any provisions of the 1933 Act or of the rules and regulations of the SEC issued thereunder.

     17. You agree that: (a) you shall not effect any transactions (including, without limitation, any purchases and redemptions) in any Shares registered in the name of, or beneficially owned by, any customer unless such customer has granted you full right, power and authority to effect such transactions on his behalf, (b) we shall have full authority to act upon your express instructions to sell, repurchase or exchange Shares through us on behalf of your customers under the terms and conditions provided in the Prospectus and (c) you shall indemnify and hold harmless the Funds, us and both of our respective affiliates, representatives and agents, successors and assigns, officers and directors, and each person who controls either us or the Funds (within the meaning of Section 15 of the 1933 Act) from and against any and all direct or indirect costs, claims, expenses, liabilities or losses, including attorney's fees resulting from (i) any alleged violation of any statute or regulation or rule of a self-regulatory organization (including, without limitation, the securities laws and regulations of the United States or any state or jurisdiction or the NASD Conduct Rules) or any alleged tort or breach of contract, related to the offer or sale by you of Shares of the Funds pursuant to this Contract (except to the extent that our negligence or failure to follow correct instructions received from you is the cause of such loss, claim, liability, cost or expense); (ii) requests, directions, actions or inactions of or by you, your officers, directors, employees, partners or agents regarding the purchase, redemption or transfer of registration of Shares of the Funds for your accounts, your customers and other shareholders or from any unauthorized or improper use of any on-line computer facilities; (iii) incorrect investment instructions received by us or a Fund or Fund agent from you; or (iv) the breach by you of any of your representations, warranties or agreements specified herein or your failure to comply with the terms and conditions of this Contract.

     We agree to indemnify you and hold you harmless from and against any and all liabilities and losses resulting directly from (i) any misstatement of a material fact in the Prospectus of a Fund or Series or the omission of any material fact required to be stated in the Prospectus of a Fund or Series or necessary to make the statements in the Prospectus not misleading; or (ii) our failure to comply with the terms and conditions of this Contract. The foregoing indemnification provisions shall survive termination of this Contract.

      18. (a) You shall be permitted to accept orders for the purchase, exchange or redemption of Shares of the Funds on each business day that the New York Stock Exchange (NYSE) is open for business and a Fund's net asset value is determined (Business Day). Instructions received in proper form by you prior to time of acceptance for orders set forth in the applicable Prospectus (Close of Trading) (generally the close of regular trading on the NYSE, which is generally 4:00 p.m. Eastern Time), and with respect to which you transmit orders to the Fund via the NSCC Fund/SERV system up to the latest time accepted by Fund/SERV on a given Business Day, will be deemed to have occurred, and will be credited to the respective account, at the per share NAV next calculated after the Close of Trading on that Business Day. You will not transmit orders based on Instructions received from Shareholders after the Close of Trading for that Business Day's NAV.

        (b) The offering price (Offering Price) of Shares of each Investment Company shall be the net asset value per share as next determined by the Investment Company following receipt of an order at Financial Intermediary's principal office, plus any applicable sales charge.

         (c) You agree to maintain records sufficient to identify the date and time of receipt of all customer transactions or as otherwise required by applicable Law and Regulation. You further agree to make such records available upon request for examination by us, or its designated representative, at the request of the transfer agent or by appropriate governmental authorities. Under no circumstances shall you change, alter or manipulate any customer transactions received by you in good order.

      19. Solely for the limited purpose of receiving orders for the Shares of the Funds by customers prior to the Close of Trading on a Business Day and communicating such orders after the Close of Trading on such Business Day, you will be deemed to act as agent of the Funds. Each communication of orders by you shall constitute a representation that such orders were received by us prior to the calculation of net asset value, as described in the applicable Prospectus on the Business Day on which the order is priced in accordance with Rule 22c-1 under the Investment Company Act of 1940. You represent and warrant that: (i) there are controls in place designed to prevent market timing, (ii) you will use your best efforts to assist us in identifying market timers or investors who engage in a pattern of short-term trading, and (iii) your internal systems for processing and transmitting orders are suitably designed to prevent orders received at or after the Close of Trading from being aggregated with orders received before the Close of Trading.

     20. You agree that, with respect to the compensation you receive in connection with the offering of Shares or transactions involving Shares (including payments from us or our affiliates), you will make or cause to be made disclosure of such payments in accordance with applicable Law and Regulation.

     21. You agree that it is your responsibility to evaluate and determine that any transaction in Shares (including a transaction in a specific class of Shares of a Fund or Series) is a suitable transaction for each client based on the client's objectives and risk profile. If you are a Bank, you further represent and warrant to us that you will use your best efforts to ensure that any purchase of Shares by your customers constitutes a suitable investment for such customers. You shall not effect any transaction in, or induce any purchase or sale of, any Shares by means of any manipulative, deceptive or other fraudulent device or contrivance and shall otherwise deal equitably and fairly with your customers with respect to transactions in Shares.

     22. If you are a Bank, you will not make Shares available to your customers, including your fiduciary customers, or accept any fees or compensation hereunder except in compliance with all Law and Regulation applicable to you, or any of your affiliates engaging in such activity, including without limitation ERISA and regulated rules, regulations and interpretations, which may affect your business practices.

     23. In selling Shares you will comply with all applicable Law and Regulation, including the applicable Law and Regulation of the jurisdictions in which you sell any Shares directly or indirectly.

     24.   You represent and warrant to us and the Funds:

         (a) You have in place an anti-money laundering program (AML program) that does now and will continue to comply with applicable laws and regulations, including the relevant provisions of the Bank Secrecy Act and the USA PATRIOT Act (Pub. L. No. 107-56 (2001)), as they may be amended, and the regulations issued thereunder by duly vested regulatory authority and the conduct the Rules of the NASD and the New York Stock Exchange, Inc., as applicable (Anti-Money Laundering Law and Regulation).

        (b) You have, after undertaking reasonable inquiry, no information or knowledge that (i) any customers that you introduce to the Funds or on whose behalf you purchase Shares, or (ii) any person or entity controlling, controlled by or under common control with such customers is an individual or entity or in a country or territory that is on an Office of Foreign Assets Control (OFAC) list or similar list of sanctioned or prohibited persons maintained by a U.S. governmental or regulatory body.

         (c) You have in place, and have conducted due diligence pursuant to, policies, procedures and internal controls reasonably designed (i) to verify the identity of the customers that you introduce to the Funds or on whose behalf you purchase Shares, and (ii) to identify those customers' sources of funds, and have no reason to believe that any of the invested funds were derived from illegal activities.

         (d) You will provide us or the Funds (or their service providers) upon reasonable request any information regarding specific accounts that may be reasonably necessary for the Funds and their service providers to fulfill their responsibilities relating to their anti-money laundering programs or any other information reasonably requested by us or the Funds (or their service providers) to assist with compliance with the Anti-Money Laundering Law and Regulation, as may be permitted by law or regulation.

         (e) You will promptly notify us should you become aware of any change in the above representations and warranties. In addition, we on our own behalf and on behalf of the Funds hereby provide notice to you that we and/or the Funds reserve the right to make inquires of and request additional information from you regarding your AML program.

     25. (a) You represent and warrant that you have adopted and implemented procedures to safeguard customer information and records that are reasonably designed to ensure the security and confidentiality of customer records and information and to ensure your compliance with the SEC's Regulation S-P or other applicable privacy law. Both of us agree on behalf of ourselves, our affiliates and employees that the terms of this Contract, information exchanged hereunder and information about our respective customers and potential customers is confidential and as such shall not be disclosed, sold or used in any way except to carry out the terms of this Contract. Notwithstanding the foregoing, such confidential information may be disclosed on a need to know basis as set forth in applicable privacy rules and regulations. The obligations regarding confidentiality hereunder shall not apply to any information which is (i) otherwise publicly available, (ii) already possessed by the entity to whom the information was disclosed prior to disclosure hereunder, (iii) independently developed by the entity, or (iv) disclosed pursuant to law, rule, regulation or court or administrative order. The provisions of this paragraph shall survive termination of this Contract.

         (b) You represent and warrant that the security of your computer system is commercially reasonable and reasonably designed to prevent any illegal or injurious activities of persons (including persons outside of you)
attempting to access a computer system maintained or operated by or on behalf of us or the Funds through your computer system.

     26. You agree that you will promptly forward any client complaints or threatened or pending litigation notices specifically relating to the management of the Funds, whether written or if verbal, in the form of a written summary, to us or our designated party. We or our designated party will undertake to investigate and respond to the complaint or threatened or pending litigation notices in line with our complaints and litigation procedures. You agree to fully cooperate with such investigation and response.

     27. (a) If you are a broker-dealer, you represent and warrant that: (a) you are a member in good standing of the NASD, or, if a foreign dealer who is not eligible for membership in the NASD, that (i) you will not make any sales of Shares in, or to nationals of, the United States of America, its territories or its possessions, and (ii) in making any sales of Shares you will comply with the NASD's Conduct Rules and (b) you are a member in good standing of the Securities Investor Protection Corporation (SIPC). You agree to notify us immediately in the event of (i) your expulsion or suspension from the NASD or SIPC, or (ii) the institution of an investigation or proceeding by any federal, state or self-regulatory organization against you alleging that you have violated any applicable federal or state law, rule or regulation or any rule of the NASD or of SIPC arising out of your activities as a broker-dealer or bank, as appropriate, or in connection with this Contract, or which may otherwise affect in any material way its ability to act in accordance with the terms of this Contract. We shall have the right to terminate immediately upon receipt of such notice.

     (b) You represent and warrant that (i) each employee and agent of yours who shall engage in the offering or sale of Shares is currently duly licensed under applicable federal and state laws and regulations, and, if you are a broker-dealer, with the NASD, and (ii) you shall not permit any employee or agent to offer or sell Shares unless such person is duly licensed under applicable federal and state laws and regulations, and with the NASD.

     28. If you are a Bank or distributing through a Bank affiliate, you or the affiliate represent and warrant that you or the affiliate are not in violation of any banking law, rule or regulations as to which you are subject and that the transactions contemplated by this Contract will not result in any violations of any banking law, rule or regulation.

     29. You agree that it is your responsibility to provide proper instruction, training and supervision of appropriate sales personnel in order that Shares will be offered and sold in accordance with the terms and conditions of this Contract and in accordance with all applicable laws. You also agree that it is your responsibility to assure that your sales personnel are properly licensed, certified and familiar with the Funds, Series and any classes thereof.

     30. You represent and warrant that you will not offer Shares of any Fund or Series for sale in any state or jurisdiction where such Shares may not be legally sold or where you are not qualified to act as a broker-dealer. We shall inform you as to the states or other jurisdictions in which the Fund or Series has advised us that Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states.

     31. You agree to distribute or cause to be delivered to your customers Prospectuses, proxy solicitation materials, shareholder reports and other materials in compliance with applicable legal requirements, except to the extent that we undertake to do so.

     32. (a) We shall notify you of the states or other jurisdictions in which Shares are currently available for sale to the public. We shall have no obligation to register or make available Shares in any state or other jurisdiction.

        (b) [You shall provide to the transfer agent of each Fund or Series each client's state of residency on each trade record and registration record so we can monitor trades for blue sky compliance. The Fund or its agent will reject any ineligible trades and notify you upon cancellation.]

     33. You shall not incur, nor does it have the authority to incur, any debts or obligations on behalf of us or any Fund or Series.

     34. You shall provide any assistance that we or the Funds reasonably request in connection with a Fund's or Series' solicitation of proxies.

     35. Any claim, controversy, dispute or deadlock arising under this agreement (collectively, a Dispute) shall be settled by arbitration administered in accordance with the rules and regulations of the NASD. Any arbitration and award of the arbitrators, or a majority of them, shall be final and the judgment upon the award rendered may be entered in any state or federal court having jurisdiction. No punitive damages are to be awarded.

     36. All communications to us should be sent, postage prepaid, to __________________. Any notice to you shall be duly given if mailed, telegraphed or telecopied to you at the address specified by you below. Communications regarding placement of orders for Shares should be sent,
postage                     prepaid,                      to
________________________________________.

     37. This Contract shall be binding upon both parties hereto when signed by us and accepted by you in the space provided below; provided, however, that you shall not have any obligations hereunder other than in respect of the duties and agreements expressly undertaken and made by you herein.

     38. This Contract and the terms and conditions set forth herein shall be governed by, and construed in accordance with, the laws of the State of Maryland. To the extent that the applicable laws of the State of Maryland conflict with the applicable provisions of the federal securities laws, the latter shall control.

     39. To the extent a Fund or Series imposes a redemption fee as provided in the applicable Prospectus, you agree to abide and comply with the terms of the attached
Redemption Fee Addendum.

     40. This Contract shall not be construed to constitute a partnership, joint venture, or agency between you and us or any Fund or Series, nor to create an employer-employee relationship between you and us. You acknowledge that you are an independent contractor, that your business is its own and entirely separate from that of ours and the Funds and Series, and that you will not deal with or represent itself to the public in any other way.


     41. You agree to provide us with any assistance or report that we reasonably request in order to fulfill our duties to assist the Funds with compliance with Rule 38a-1 under the 1940 Act, in our capacity as principal underwriter to each Fund.


                               Legg Mason Investor Services,
LLC


                              By:

                                   Managing Director


     Accepted:

     Firm Name:     _____________________________

     NASD Registration
     Number:   _____________________________

     By:            _____________________________

     Address:       _____________________________

               _____________________________



     Accepted By (signature):

     Name (print):                   Title:

     Date:


                     SCHEDULE A - FUNDS

[insert funds]

                  SCHEDULE B - COMPENSATION

     Beginning on the effective date of this Contract, for each Fund listed on Schedule A, Legg Mason will pay the Financial Intermediary a quarterly fee equal on an annual basis to [0.25%] of the average daily net asset value of [Financial Intermediary Shares of Funds] owned beneficially by clients of the Financial Intermediary during such period.

     *Institutional shares do not pay service fees



                   Redemption Fee Addendum